Exhibit 15(a)

Acknowledgment Letter of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

KeyCorp

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of KeyCorp, of our reports dated May 5, 2006 relating to the unaudited condensed consolidated interim financial statements of KeyCorp, that are included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

/s/    Ernst & Young LLP

Cleveland, Ohio

June 9, 2006